Exhibit 99.1

Nkarta to Host Conference Call to Discuss Updated Clinical Data from NKX101 NK Cell Therapy Program

Call scheduled for Tuesday, June 27, 2023 at 8:00 a.m. ET

SOUTH SAN FRANCISCO, Calif., June 26, 2023 -- Nkarta, Inc. (Nasdaq: NKTX), a biopharmaceutical company developing engineered natural killer (NK) cell therapies, today announced that it will host a conference call on Tuesday, June 27, 2023 at 8:00 a.m. ET to review updated clinical data from the ongoing clinical trial of NKX101, its allogeneic, off-the-shelf CAR NK cell therapy candidate engineered to target NKG2D ligands on cancer cells.

Conference Call and Webcast

To access the conference call, please register through this link: https://nkx101-clinical-update-conference-call.open-exchange.net/registration

Accompanying slides will also be available on the Investors section of Nkarta’s website, www.nkartatx.com, and a replay will be archived on the website for approximately four weeks.

About NKX101

NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with a membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com